PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-227001 Dated November 25, 2020
Royal Bank of Canada Trigger Autocallable Contingent Yield Notes
$10,000,000 Notes Linked to the iShares® MSCI Emerging Markets ETF due on November 30, 2023
Investment Description
Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the shares of the iShares® MSCI Emerging Markets ETF (the “Underlying”).  We will pay a quarterly Contingent Coupon payment if the closing price of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for that quarter.  We will automatically call the Notes early if the closing price of the Underlying on any quarterly Call Observation Date (beginning 12 months after the Trade Date) is greater than or equal to the Initial Price. If the Notes are called, we will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Price is greater than or equal to the Downside Threshold (which is the same price as the Coupon Barrier), we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon for the final quarter. However, if the Final Price is less than the Downside Threshold, we will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying over the term of the Notes, and you may lose up to 100% of your initial investment.
Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes until maturity. Generally, the higher the Contingent Coupon Rate on the Notes, the greater the risk of loss on the Notes. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Features	Key Dates
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Contingent Coupon — We will pay a quarterly Contingent Coupon payment if the closing price of the Underlying on the applicable Coupon Observation Date is greater than or equal to the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

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Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable quarter if the closing price of the Underlying on any quarterly Call Observation Date (beginning 12 months after the Trade Date) is greater than or equal to the Initial Price. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

☐
Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the price of the Underlying does not close below the Downside Threshold on the Final Valuation Date, we will repay your principal amount per Note at maturity. However, if the closing price of the Underlying closes below the Downside Threshold on the Final Valuation Date, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the Underlying from the date that the Initial Price was set to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date	November 25, 2020
Settlement Date	November 30, 2020
Coupon Observation Dates[1]	Quarterly (see page 6)
Call Observation Dates[1]	Quarterly (beginning in 12 months)
(see page 6)
Final Valuation Date[1]	November 27, 2023
Maturity Date[1]	November 30, 2023
[1]	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes—Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING ONE OF OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS" BEGINNING ON PAGE 7, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TACYN-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This pricing supplement relates to Trigger Autocallable Contingent Yield Notes we are offering linked to the shares of the iShares® MSCI Emerging Markets ETF.  The Notes will be issued in minimum denominations of $10.00, and integral multiples of $10.00 in excess thereof, with a minimum investment of $1,000. The Initial Price, Downside Threshold and Coupon Barrier were determined on November 24, 2020.
Underlying	Ticker	Contingent Coupon Rate	Initial Price	Downside Threshold*	Coupon Barrier*	CUSIP	ISIN
IShares® MSCI Emerging Markets ETF	EEM	4.20% per annum	$49.85	$32.40, which is 65% of the Initial Price	$32.40, which is 65% of the Initial Price	78014M408	US78014M4087
*	Rounded to two decimal places
See “Additional Information About Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated September 7, 2018, the prospectus supplement dated September 7, 2018, product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product prospectus supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions (1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of iShares® MSCI Emerging Markets ETF	$10,000,000	$10.00	$125,000	$0.125	$9,875,000	$9.875

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.125 per $10.00 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date, was $9.7575 per $10 in principal amount, which is less than the price to the public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Series H medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TACYN-1, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement no. UBS-TACYN-1, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118040006/form424b5.htm
♦	Prospectus supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
♦	Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
As used in this pricing supplement, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.
♦	You believe the closing price of the Underlying will be greater than or equal to the Coupon Barrier on most or all of the Coupon Observation Dates (including the Final Valuation Date).
♦	You are willing to make an investment whose return is limited to the applicable Contingent Coupon payments, regardless of any potential appreciation of the Underlying, which could be significant.
♦	You do not seek guaranteed current income from this investment and are willing to forgo the dividends paid on the equity securities held by the Underlying.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.
♦
You are willing to invest in Notes for which there may be little or no secondary market, and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦	You are willing to invest in the Notes based on the Contingent Coupon Rate specified on the cover page of this pricing supplement.
♦	You understand and accept the risks associated with the Underlying.
♦	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦
You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the Underlying.
♦
You believe that the price of the Underlying will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Observation Dates and below the Downside Threshold on the Final Valuation Date.

♦	You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.
♦	You are unwilling to invest in the Notes based on the Contingent Coupon Rate specified on the cover page of this pricing supplement.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the securities composing the Underlying.
♦	You do not understand or accept the risks associated with the Underlying.
♦
You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.
The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” below for risks related to an investment in the Notes. In addition, you should review carefully the section below, “Information About the Underlying,” for more information about the Underlying.

Final Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10.00 per Note (subject to a minimum purchase of 100 Notes ($1,000))
Term:	Approximately three years, if not previously called
Underlying:	The iShares® MSCI Emerging Markets ETF (“EEM”)
Contingent Coupon:
If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon applicable to that Coupon Observation Date.
If the closing price of the Underlying is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which will be a per annum rate as set forth below.

Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Coupon Observation Date on which the closing price of the Underlying is less than the Coupon Barrier.

Contingent Coupon Rate:	4.20% per annum Each Contingent Coupon will be paid to the holders of record of the Notes at the close of business on the date that is one business day prior to that Coupon Payment Date.
Automatic Call Feature:
The Notes will be called automatically if the closing price of the Underlying on any Call Observation Date (beginning 12 months after the Trade Date and set forth on page 6) is greater than or equal to the Initial Price.
If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) a cash payment per Note equal to the principal amount plus the applicable Contingent Coupon payment otherwise due on that day (the “Call Settlement Amount”). No further amounts will be owed to you under the Notes.

Payment at Maturity:	If the Notes are not called and the Final Price is greater than or equal to the Downside Threshold and the Coupon

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus or the prospectus supplement.

Barrier, we will pay you a cash payment per Note on the maturity date equal to $10.00 plus the Contingent Coupon otherwise due on the maturity date.
If the Notes are not called and the Final Price is less than the Downside Threshold, we will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Underlying Return, equal to:
$10.00 + ($10.00 × Underlying Return)

Underlying Return:	Final Price – Initial Price Initial Price
Downside Threshold:
65% of the Initial Price, as set forth on the cover page (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes—Anti-dilution Adjustments” in the product prospectus supplement).

Coupon Barrier:
65% of the Initial Price, as set forth on the cover page (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes—Anti-dilution Adjustments” in the product prospectus supplement).

Closing Price:	On any trading day, the last reported sale price of the Underlying on the principal national securities exchange in the U.S. on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the Underlying on November 24, 2020, as set forth on the cover page.
Final Price:	The closing price of the Underlying on the Final Valuation Date, as determined by the calculation agent.

Investment Timeline

November 24, 2020:	The Initial Price, Downside Threshold and Coupon Barrier were determined. The Contingent Coupon Rate was set.

Quarterly (beginning 12 months after the Trade Date):
If the closing price of the Underlying is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.
The Notes will be called if the closing price of the Underlying on any Call Observation Date (beginning 12  months after the Trade Date) is greater than or equal to the Initial Price. If the Notes are called, we will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

Maturity Date:
The Final Price is observed on the Final Valuation Date.
If the Notes have not been called and the Final Price is greater than or equal to the Downside Threshold (and the Coupon Barrier), we will repay the principal amount equal to $10 per Note plus the Contingent Coupon otherwise due on the maturity date.
If the Notes have not been called and the Final Price is less than the Downside Threshold, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Underlying, for an amount equal to:
$10 + ($10 × Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates*

Coupon Observation Dates	Coupon Payment Dates
February 24, 2021	March 1, 2021
May 25, 2021	May 27, 2021
August 25, 2021	August 27, 2021
November 26, 2021(1)	November 30, 2021(2)
February 25, 2022(1)	March 1, 2022(2)
May 25, 2022(1)	May 27, 2022(2)
August 25, 2022(1)	August 29, 2022(2)
November 25, 2022(1)	November 29, 2022(2)
February 27, 2023(1)	March 1, 2023(2)
May 25, 2023(1)	May 30, 2023(2)
August 25, 2023(1)	August 29, 2023(2)
November 27, 2023(3)	November 30, 2023(4)
(1)	These Coupon Observation Dates are also Call Observation Dates.
(2)	These Coupon Payment Dates are also Call Settlement Dates.
(3)	This is also the Final Valuation Date.
(4)	This is also the maturity date.
* Expected. Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes—Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TACYN-1.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying or the securities held by the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TACYN-1. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the Notes is suitable for you. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
♦
Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, we will repay you the principal amount of your Notes in cash only if the Final Price of the Underlying is greater than or equal to the Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Price is less than the Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the Underlying.

♦
The Contingent Repayment of Principal Applies Only at Maturity — If the Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the Underlying is above the Downside Threshold.

♦
You May Not Receive any Contingent Coupons — We will not necessarily make periodic Contingent Coupon payments on the Notes. If the closing price of the Underlying on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing price of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the maturity date, you will incur a loss of principal, because the Final Price will be less than the Downside Threshold.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Underlying. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as one year after the issue date of the Notes, the total return on the Notes could be limited. If the Notes are not called, you may be subject to the full downside performance of the Underlying even though your potential return is limited to the Contingent Coupon Rate. Generally, the longer the Notes are outstanding, the less likely it is that they will be automatically called due to the decline in the price of the Underlying and the shorter time remaining for the price of the Underlying to recover. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying or on a similar security that allows you to participate in the appreciation of the price of the Underlying.

♦
The Contingent Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Underlying, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the volatility of the Underlying, the more likely it is that the price of that equity could close below the Downside Threshold on the Final Valuation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Notes than the rate payable on our conventional debt securities with a comparable term. However, while the Contingent Coupon Rate was set on November 24, 2020, the Underlying’s volatility can change significantly over the term of the Notes, and may increase. The price of the Underlying could fall sharply as of the Final Valuation Date, which could result in missed Contingent Coupon payments and a significant loss of your principal.

♦
The Notes Are Subject to Reinvestment Risk — The Notes will be called automatically if the closing price of the Underlying is greater than or equal to the Initial Price on any Call Observation Date (beginning 12 months after the Trade Date). In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
The Notes Are Subject to Our Credit Risk — The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
♦
The Notes Will Be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation ("CDIC") may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value for the Notes that is set forth on the cover page of this pricing supplement is less than the public offering price you pay for the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Underlying, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid at maturity.
♦
Owning the Notes Is Not the Same as Owning the Underlying or the Stocks Comprising the Underlying or the Underlying’s Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying or stocks included in the Underlying or the Underlying’s underlying index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return.

♦
The Policies of the Underlying’s Investment Adviser Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the Underlying’s investment adviser concerning the management of the Underlying, additions, deletions or substitutions of the securities held by the Underlying could affect the market price of shares of the Underlying and, therefore, the amounts payable on the Notes and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Underlying investment adviser changes these policies, for example, by changing the manner in which it manages the Underlying, or if the Underlying investment adviser discontinues or suspends maintenance of the Underlying, in which case it may become difficult to determine the market value of the Notes. The Underlying's investment adviser has no connection to the offering of the Notes and has no obligations to you as an investor in the Notes in making its decisions regarding the Underlying.
♦
An Investment in the Notes is Subject to Risks Associated with Foreign Securities Markets — Because foreign companies or foreign equity securities held by the EEM are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦
An Investment in the Notes is Subject to Emerging Markets Risk  — Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are highly susceptible, before making a decision to invest in the Notes.

♦
Exchange Rate Risk — The share price of the EEM will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the EEM are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the EEM are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the EEM will be adversely affected and the price of the EEM, and consequently, the market value of the Notes may decrease.

♦
The Correlation Between the Performance of the Underlying and the Performance of the Underlying Index May Be Imperfect — The performance of the Underlying is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Underlying may correlate imperfectly with the return on the Underlying Index. Further, the performance of the Underlying may not exactly replicate the performance of the Underlying Index, because the Underlying will reflect transaction costs and fees that are not included in the calculation of the Underlying Index.

During periods of market volatility, securities included in the Underlying Index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
♦
Historical Prices of the Underlying Should Not Be Taken as an Indication of its Future Prices During the Term of the Notes — The trading prices of the Underlying will determine the value of the Notes at any given time. However, it is impossible to predict whether the price of the Underlying will rise or fall, trading prices of the common stocks held by the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the price of the Underlying.

♦
There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. The closing price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

♦
The Underlying and its Underlying Index Are Different — The performance of the Underlying may not exactly replicate the performance of the underlying index, because the Underlying will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the performance of the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. The Underlying may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the underlying index and in managing cash flows.

During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its underlying index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
♦
Management Risk — The Underlying is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Underlying generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying is subject to the risk that the investment strategy of the Underlying’s investment advisor may not produce the intended results.

♦
Lack of Liquidity — The Notes will not be listed on any securities exchange. RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates — RBCCM, UBS, or their respective affiliates may publish research, express opinions or provide recommendations as to the Underlying that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying, and therefore, the market value of the Notes.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
♦
Potential Royal Bank of Canada and UBS Impact on Price — Trading or transactions by us, UBS or our respective affiliates in the Underlying, or in futures, options, exchange-traded funds or other derivative products on the

Underlying or the Underlying Index may adversely affect the market value of the Underlying, the closing price of the Underlying, and, therefore, the market value of the Notes.
♦
The Terms of the Notes at Issuance Were Influenced and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors — Many economic and market factors influenced the terms of the Notes at issuance, and will influence their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the price of the Underlying on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the price of the Underlying. The value of the Notes will be affected by a number of economic and other factors that may either offset or magnify each other, including:

♦	the price of the Underlying;
♦	the actual and expected volatility of the price of the Underlying;
♦	the time remaining to maturity of the Notes;
♦	the dividend rates on the securities held by the Underlying;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Underlying that may or may not require an adjustment to the terms of the Notes; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors influenced the terms of the Notes at issuance and will affect the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if, for example, the price of the Underlying is at, below or not sufficiently above, its Downside Threshold.
♦
The Anti-Dilution Protection for the Underlying Is Limited — The calculation agent will make adjustments to the Initial Price, Downside Threshold and Coupon Barrier for certain events affecting the shares of the Underlying. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes and the payments on the Notes may be materially and adversely affected.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to the Initial Price. We cannot predict the Final Price. You should not take these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions (the actual Initial Price, Coupon Barrier and Downside Threshold are set forth on the cover page of this document):
Principal Amount:	$10
Term:	Approximately three years
Contingent Coupon Rate:	4.20% per annum (or 1.05% per quarter)
Contingent Coupon*:	$0.105 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly (callable after five months)
Hypothetical Initial Price**:	$100.00
Hypothetical Coupon Barrier**:	$65.00 (which is 65% of the Initial Price)
Hypothetical Downside Threshold**:	$65.00 (which is 65% of the Initial Price)
* Contingent Coupon payments, if payable, will be paid quarterly unless the Notes are earlier called.
** Not the actual Initial Price, Coupon Barrier or Downside Threshold applicable to the Notes. The actual Initial Price, Coupon Barrier and Downside Threshold are set forth on the cover page of this document.
Scenario #1: Notes Are Called on the Fourth Coupon Observation Date (which is the first Call Observation Date).
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$80.00 (at or above Coupon Barrier and Initial Price)	$0.105 (Contingent Coupon – not callable)
Second Coupon Observation Date	$85.00 (at or above Coupon Barrier and Initial Price)	$10.105 (Contingent Coupon – not callable)
Third Coupon Observation Date	$95.00 (at or above Coupon Barrier and Initial Price)	$0.105 (Contingent Coupon – not callable)
Fourth Coupon Observation Date	$105.00 (at or above Coupon Barrier and Initial Price)	$10.105 (Call Settlement Amount)
Since the Notes are called on the fourth Coupon Observation Date, we will pay you on the Call Settlement Date a total of $10.105 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.315 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $10.42 per Note, for a 4.20% total return on the Notes. No further amount will be owed to you under the Notes.
Scenario #2: Notes Are NOT Called and the Final Price of the Underlying Is at or Above the Downside Threshold.
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$95.00 (at or above Coupon Barrier; below Initial Price)	$0.105 (Contingent Coupon – not callable)
Second Coupon Observation Date	$63.00 (below Coupon Barrier)	$0.00 (not callable)
Third Coupon Observation Date	$60.00 (below Coupon Barrier)	$0.00 (not callable)
Fourth Coupon Observation Date	$37.00 (below Coupon Barrier)	$0.00 (not called)
Fifth to Eleventh Coupon Observation Dates	Various (each at or above Coupon Barrier; below Initial Price)	$0.735 (7 Contingent Coupon payments of $0.105 – not called)
Final Valuation Date	$85.00 (at or above Downside Threshold and Coupon Barrier; below Initial Price)	$10.105 (Payment at Maturity)

	Total Payment:	$10.945 (9.45% return)
At maturity, we will pay you a total of $10.105 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments received in respect of prior Coupon Observation Dates, we will have paid you a total of $10.945 per Note, for a 9.45% total return on the Notes.

Scenario #3: Notes Are NOT Called and the Final Price of the Underlying Is Below the Downside Threshold
Date	Closing Price	Payment (per Note)
First Coupon Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$0.105 (Contingent Coupon – not callable)
Second Coupon Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$0.105 (Contingent Coupon – not callable)
Third Coupon Observation Date	$95.00 (at or above Coupon Barrier; below Initial Price)	$0.105 (Contingent Coupon – not callable)
Fourth Coupon Observation Date	$50.00 (below Coupon Barrier; below Initial Price)	$0.00 (not called)
Fifth to Eleventh Coupon Observation Dates	Various (each below Coupon Barrier; below Initial Price)	$0.00 (not called)
Final Valuation Date	$30.00 (below Downside Threshold and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] = $10.00 + [$10.00 × -70%] = $10.00 - $7.00 = $3.00 (Payment at Maturity)

	Total Payment:	$3.315 (-66.85% return)

Since the Notes are not called and the Final Price of the Underlying is below the Downside Threshold, we will pay you at maturity $3.00 per Note. When added to the Contingent Coupon payments of $0.315 received in respect of prior Coupon Observation Dates, we will have paid you $3.315 per Note, for a loss on the Notes of 66.85%.
The Notes differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment. If the Notes are not called on any Call Observation Date, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the Final Price is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return is less than zero.
Any payment on the Notes, including payments in respect of an automatic call, Contingent Coupon or any repayment of principal provided at maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TACYN-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contracts linked to the Underlying for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the Contingent Coupons is uncertain, we intend to take the position, and the following discussion assumes, that such Contingent Coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Notes are treated as described above, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Contingent Coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. In addition, the IRS has released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.
Under Section 871(m) of the Internal Revenue Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes (for example, upon a rebalancing of the Underlying), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

iShares® MSCI Emerging Markets ETF
All disclosures contained in this document regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by iShares, Inc. (“iShares®”) and the sponsor of the underlying index.
iShares Funds
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the iShares® MSCI Emerging Markets ETF (the “EEM”). The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The EEM typically earns income from dividends from securities held by the EEM. These amounts, net of expenses and taxes (if applicable), are passed along to shareholders of the EEM as “ordinary income.” In addition, the EEM realize capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the applicable notes are linked only to the share price of the applicable Underlying, you will not be entitled to receive income, dividend, or capital gain distributions from the applicable Underlying or any equivalent payments.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of any of the Notes or any member of the public regarding the advisability of investing in any of the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the Notes or in connection with our use of information about the Underlying or any of the iShares® Funds.
iShares® MSCI Emerging Markets ETF
The shares of the EEM are issued by iShares, Inc., a registered investment company. The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The EEM trades on the NYSE Arca under the ticker symbol “EEM.” BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the EEM. Reports filed with the EEM relating to the EEM may be found on the SEC’s website at www.sec.gov. Information on that website will not be deemed to be included or incorporated by reference in this document.
BFA, as the investment advisor to the EEM, employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The EEM generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The EEM may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which BFA believes will help the EEM track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.
The MSCI Emerging Markets Index
The information below is included only to give insight to the MSCI Emerging Markets Index, the performance of which the EEM attempts to reflect. The Nots are linked to the performance of the EEM and not to the MSCI Emerging Markets Index.
The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.
The index is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The index currently consists of the following 26 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.
The index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe.  Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

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DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

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Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

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Minimum Foreign Room Requirement: this investability screen is applied at the individual security level.  For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)            Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)                   Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)                  Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.
None of us, the dealer or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the index or any successor to the index.

The graph below illustrates the performance of the EEM from November 24, 2010 to November 24, 2020, based on the Initial Price of $49.85, which was its closing price on November 24, 2020. The solid line represents the Coupon Barrier and Downside Threshold of $32.40, which is equal to 65% of the Initial Price (rounded to two decimal places).
■ Coupon Barrier / Downside Threshold = 65% of the Initial Price
HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it will purchase from us to investors at the price to public listed on the cover hereof, or its affiliates at the price indicated on the cover of this pricing supplement.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Notes. UBS may allow a concession not in excess of the underwriting discount set forth on the cover to its affiliates for distribution of the Notes.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the product prospectus supplement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 5 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
Each of RBCCM, UBS and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the U.K. has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the U.K. may be unlawful under the PRIIPs Regulation.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Notes at the time their terms were set than if the secondary market rate was used. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Key Risks—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018 under the caption “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K dated September 7, 2018.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated September 7, 2018.